As filed with the Securities and Exchange Commission on May 1, 2017

Registration No. 333-204751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-204751

UNDER

THE SECURITIES ACT OF 1933

GORDMANS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3171987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1926 South 67th Street Omaha, Nebraska	68106
(Address of Principal Executive Offices)	(Zip Code)

Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan

(Full title of the plans)

Andrew T. Hall

Gordmans Stores, Inc.

President, Chief Executive Officer and Secretary

1926 South 67th Street

Omaha, Nebraska 68106

(402) 691-4000

(Name and address of agent for service and telephone number, including area code, of agent for service)

copies to:

Gerald T. Nowak, P.C.

Bradley C. Reed

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) is being filed to deregister unsold shares of common stock, par value $0.001 per share (the “Shares”) of Gordmans Stores, Inc. (the “Registrant”) under the Registration Statement on Form S-8 filed by the Registrant (File No. 333-204751) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under the Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).

The Registrant has filed this Post-Effective Amendment with the SEC to remove from registration any unissued Shares under the Plan that were previously registered under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, Nebraska on May 1, 2017.

GORDMANS STORES, INC.

By:	/s/ Andrew T. Hall
Name: Andrew T. Hall
Title: President, Chief Executive Officer